MERITAGE HOSPITALITY GROUP INC.
3210 Eagle Run Drive, N.E., Suite 100
Grand Rapids, Michigan 49525
_________________
Telephone: (616) 776-2600
Facsimile: (616) 776-2776

www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT:
Robert E. Schermer, Jr.
Chief Executive Officer
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE ANNOUNCES PLANS FOR HOSPITALITY
DEVELOPMENT ON ELEUTHERA ISLAND, BAHAMAS

        GRAND RAPIDS, Michigan, August 17, 2006. Meritage Hospitality Group Inc. (AMEX: MHG), one of the nation’s premier franchise operators, today announced plans to engage in the development and sale of a condominium hotel on waterfront property on the island of Eleuthera in the Bahamas. Meritage has tentatively agreed to acquire several acres of waterfront property on the island of Eleuthera, and has entered into a letter of intent with Tecton Hospitality, a hotel management company based in Miami, Florida, to operate a planned 78-unit national brand extended stay condominium hotel. Meritage anticipates that it will pre-sell condominium hotel investment units through Marcus & Millichap, a real estate investment brokerage company headquartered in New York City.

        Robert E. Schermer, Jr., Meritage’s Chief Executive Officer, stated, “We are excited about our development opportunities on Eleuthera — one of the most pristine and unique islands in the Bahamas. I see this as a natural extension of our previous hotel and marina dockominium development experience, combined with our real estate development and sales experience in our current business.” Meritage expects to utilize its existing relationships with its contractors and development teams which have assisted the Company build over thirty-five retail properties during the past seven years and which have experience in similar developments. Condominium and investment real estate would be pre-sold through Marcus & Millichap in the United States and through local Bahamian brokers. The Company is also evaluating development, sales and marketing participation in a large upscale leisure and lifestyle oriented planned residential resort opportunity on Eleuthera, which plans include two ultra-luxury condominium hotels, a marina, golf course and oceanfront estate lots. Mr. Schermer added, “From my perspective, the ‘rational rich’ baby boomers are looking for upscale, unique experiences two flights from home. Eleuthera today is like Hawaii was 35 years ago — with world class scuba diving, sport fishing, and beaches all in a pristine ecological environment which is vigorously protected.”

        Meritage is one of the nation’s premier franchise operators, currently operating 53 restaurants in two brands; Wendy’s in the QSR Segment and O’Charley’s in the Casual Dining Segment. Headquartered in Grand Rapids, Michigan, Meritage has approximately 2,000 employees.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

        Certain statements contained in this news release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon current expectations of the Company. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Meritage undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning expected financial performance, business strategies and action which Meritage intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, without limitation: competition; changes in the national or local economy; changes in consumer tastes and eating habits; concerns about the nutritional quality of our restaurant menu items; concerns about consumption of beef or other menu items due to diseases including E. coli, hepatitis, and mad cow; promotions and price discounting by competitors; severe weather; changes in travel patterns; road construction; demographic trends; the cost of food, labor and energy; the availability and cost of suitable restaurant sites; the ability to finance expansion; interest rates; insurance costs; the availability of adequate managers and hourly-paid employees; directives issued by the franchisor regarding operations and menu pricing; the general reputation of Meritage’s and its franchisors’ restaurants; the relationship between Meritage and its franchisors; legal claims; and the recurring need for renovation and capital improvements. In addition, Meritage’s expansion into the casual dining restaurant segment as a franchisee of O’Charley’s will subject Meritage to additional risks including, without limitation, unanticipated expenses or difficulties in securing market acceptance of the O’Charley’s restaurant brand, the ability of our management and infrastructure to successfully implement the O’Charley’s development plan in Michigan, and our limited experience in the casual dining segment. Also, Meritage is subject to extensive government regulations relating to, among other things, zoning, public health, sanitation, alcoholic beverage control, environment, food preparation, minimum and overtime wages and tips, employment of minors, citizenship requirements, working conditions, and the operation of its restaurants. Because Meritage’s operations are concentrated in certain areas of Michigan, a marked decline in Michigan’s economy, or in the local economies where our restaurants are located, could adversely affect our operations.